SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ENERGOUS CORPORATION

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

Energous Corporation, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (“DGCL”), DOES HEREBY CERTIFY:

1.          That the name of this corporation is “Energous Corporation” and that this corporation was originally incorporated pursuant to the DGCL on October 30, 2012 under the name “DvineWave Inc.”

2.          That the board of directors of this corporation duly adopted resolutions proposing to amend and restate the Amended and Restated Certificate of Incorporation, dated May 10, 2013, as amended pursuant to the First Certificate of Amendment to the Amended and Restated Certificate of Incorporation, dated January 6, 2014 (the “First Amended and Restated Certificate of Incorporation”), of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which-resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the First Amended and Restated Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

ARTICLE I

The name of this corporation shall be: Energous Corporation (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, DE 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 60,000,000 shares, consisting of (i) 50,000,000 shares of Common Stock, par value $0.00001 per share, and (ii) 10,000,000 shares of Preferred Stock, par value $0.00001 per share.

The Preferred Stock shall be divided into series and may be issued from time to time in one or more series. The Corporation’s board of directors (the ‘‘Board of Directors”) is authorized, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of all or any of the remaining shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable provisions of the DGCL, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. Subject to any limitations set forth in the applicable certificate of designation, the Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Preferred Stock subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume their status prior to the adoption of the resolution originally fixing the number of shares of such series. The authority of the Board of Directors with respect to each remaining series shall include, but not be limited to, determination as to the following:

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1.          The number of shares constituting that series and the distinctive designation of that series;

2.          The dividend rate on the shares of that series, if any, whether dividends shall be cumulative, and if so, from which date or dates and the relative rights of priority, if any, of payment of dividends on shares of that series;

3.          Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4.          Whether that series shall have conversion privileges, and, if so, the terms and conditions of conversion, including provision for adjustment of the conversion rate under such circumstances as the Board of Directors shall determine;

5.          Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in the event of redemption, which amount may vary under different conditions and at different redemption dates;

6.          Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

7.          The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

8.          Any other relative rights, preferences and limitations of that series.

Except as otherwise expressly provided in any certificate of designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights, conversion rights and exchange rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the Corporation’s board of directors (the ‘‘Board of Directors”) shall have the power to adopt, amend or repeal the bylaws of the Corporation.

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ARTICLE VI

The number of directors of the Corporation shall be determined in the manner set forth in the bylaws of the Corporation. Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the DGCL, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner removed or resigned.

ARTICLE VII

Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the Corporation may provide. Special meetings of stockholders may be called at any time only by the Chairman, Chief Executive Officer, President or a majority of the Board of Directors. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

ARTICLE IX

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Any amendment, repeal or modification of the foregoing provisions of this Article IX by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such amendment, repeal or modification.

ARTICLE X

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through bylaw provisions, agreements with such directors, officers, employees, agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by the DGCL, with respect to actions for breach of duty to this corporation, its stockholders, and others.

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Any amendment, repeal or modification of the foregoing provisions of this Article X shall not adversely affect any right or protection of any director, officer, employee or other agent of the Corporation existing at the time of, or increase the liability of any such person with respect to any acts or omissions of such person occurring prior to, such amendment, repeal or modification.

ARTICLE XI

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them, and/or between the Corporation and its stockholders, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE XII

In connection with repurchases by the Corporation of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, Sections 502 and 503 of the California Corporations Code shall not apply in all or in part with respect to such repurchases.

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3.          That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the DGCL.

4.          That the Second Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Corporation’s First Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the DGCL.

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IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of Energous on _______, 2014.

By:	/s/
Name:
Title: